Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) of Stereotaxis, Inc. for the registration of $75,000,000 of its common stock, preferred stock, warrants, or units and to the incorporation by reference therein of our report dated February 18, 2005, with respect to the consolidated financial statements and schedule of Stereotaxis, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

November 9, 2005

St. Louis, Missouri

/s/ Ernst & Young, LLP